Exhibit 16.

November 19, 1999

Securities Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Gentlemen:

     We have read Item 4 of New Visual Entertainment, Inc.'s Form 8-K dated November 18, 1999, and are in agreement with the statements contained in paragraphs 1, 2, 3 and 5 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

Very truly yours,

/s/ BDO SEIDMAN, LLP

BDO Seidman, LLP